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                                                                                    EXHIBIT 12

                                     KENTUCKY UTILITIES COMPANY

                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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      Year Ended December 31,             1995       1994        1993       1992        1991
                                                                 (in thousands except ratios)

      Earnings
         Net Income                  $ 76,842   $  77,512   $ 81,286   $  76,298   $ 84,755
      Adjustments
         Fixed charges                 40,116      34,558     32,899      40,965     38,185
         Income taxes
         Current Federal               23,597      37,058     35,893      30,838     37,241
         Current State                  5,134       8,812      9,484       7,951      9,252
         Deferred Federal--Net         12,165      (1,114)     2,837       2,269        570
         Deferred State--Net            3,845          13         71         561        160
         Deferred investment
           tax credit--Net                (71)        (86)      (107)       (130)      (654)
         Income taxes included
           in Other Income
           and Deductions
         Current Fed and State          1,044       1,881     (2,616)       (224)     2,085
         Deferred Fed and State          (508)       (458)     2,817       1,144       (458)
         Amortization of
           investment credit           (4,024)     (4,024)    (4,024)     (4,019)    (3,723)
         Undistributed income of
           Electric Energy, Inc            99         (39)       (38)        (53)         5


           Total Earnings            $158,239   $ 154,113   $158,502   $ 155,600   $167,418

      Fixed Charges
         Int on long-term debt       $ 36,095   $  32,147   $ 31,650   $  39,571   $ 36,559
         Other interest charges         4,021       2,411      1,249       1,394      1,626

           Total Fixed Charges       $ 40,116   $  34,558   $ 32,899   $  40,965   $ 38,185


      Ratio of Earnings
        to Fixed Charges                 3.94        4.46       4.82        3.80       4.38

      ____________

      Note--Rentals are not material and have not been included in fixed charges.
                                            -91-
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